Exhibit 99.1

Media Release

For Immediate Release

ALERIS ANNOUNCES KEY SENIOR MANAGEMENT APPOINTMENTS

•	SEAN STACK TO HEAD UP CORPORATE DEVELOPMENT AND STRATEGY;

•	KEVIN BROWN JOINS COMPANY AS CHIEF FINANCIAL OFFICER

BEACHWOOD, Ohio – October 13, 2008 – Aleris International, Inc. announced today that Sean M. Stack, currently Executive Vice President and Chief Financial Officer, has been elected Executive Vice President, Corporate Development and Strategy, and Kevin L. Brown has been elected Executive Vice President and Chief Financial Officer, both effective October 16, 2008.

Steve Demetriou, Aleris’s Chairman and Chief Executive Officer said, “With the recent completion of an updated Aleris strategic plan, the successful execution of our global strategy initiatives becomes one of the most important elements of Aleris’s future success. As such, I have asked Sean Stack to take on the role heading our world-wide Corporate Development and Strategy function reporting to me. Sean has been integral in developing our strategic direction and his familiarity with all of our global operations makes him uniquely suited for this position.”

Kevin Brown, 48, was the Chief Financial Officer of Harman International Industries, Inc. from July 2005 through May 2008, and he served as their “principal accounting officer” through August 2008. Harman is a technology, electronics and audio company with consumer brands including Harman Kardon, JBL, Infinity and Mark Levinson. Prior to that he had held finance positions of increasing responsibility with Harman since 2003. Mr. Brown also served as Senior Vice President and Chief Financial Officer of Donnelly Corporation, an automotive parts supplier, from April 2001 to March 2003. From 1985 to 2001 Mr. Brown held various finance positions of increasing responsibility with Ford Motor Company in the United States, Germany and Portugal.

Commenting on the hiring of Kevin Brown, Mr. Demetriou said, “Kevin is a proven finance executive with strong global finance management experience. We look forward to his joining Aleris and becoming a member of our executive leadership team.”

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates over 40 production facilities in North America, Europe, South America and Asia, and employs approximately 8,400 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	Sean M. Stack
Aleris International, Inc.
Phone # 216-910-3504